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Exhibit 5.1

Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square, Suite 2700
40 N. Central Avenue
Phoenix, Arizona 85004
Ph: (602) 528-4134
Fax: (602) 253-8129

October 13, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Re: Time America, Inc.

Ladies and Gentlemen:

        This firm is counsel for Time America, Inc. (formerly Vitrix, Inc.), a Nevada corporation (the "Company"). As such, we are familiar with the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company. An aggregate of 4,750,000 shares of common stock to be sold by certain selling shareholders (the "Selling Shareholder Shares"), are the subject of a Registration Statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended.

        We also have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such an examination, we have assumed the genuineness and authority of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

        Based on such examination, we are of the opinion that the Selling Shareholder Shares that are being registered pursuant to the Registration Statement, are duly authorized, and will be, when issued and paid for in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

        We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is part of the Registration Statement and we hereby consent to the use of our name in such Registration Statement. We further consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with the state regulatory agencies in such states as may require such filing in connection with the registration of the Common Stock for offer and sale in such states.

                      Respectfully Submitted,

                      SQUIRE, SANDERS & DEMPSEY L.L.P.

                      /s/ Squire, Sanders & Dempsey L.L.P.

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  Exhibit 5.1